Filed pursuant to Rule 433

September 19, 2017

Relating to Preliminary Prospectus Supplement dated September 19, 2017 to Registration Statement No. 333-216978

REPUBLIC OF SOUTH AFRICA

U.S.$1,000,000,000 4.850% Notes due 2027 (the “2027 Notes”)

U.S.$1,500,000,000 5.650% Notes due 2047 (the “2047 Notes”)

Final Term Sheet

Issuer:	Republic of South Africa

Securities	2027 Notes: U.S.$1,000,000,000 4.850% Notes due 2027 2047 Notes: U.S.$1,500,000,000 5.650% Notes due 2047

Principal Amount:	2027 Notes: U.S.$1,000,000,000 2047 Notes: U.S.$1,500,000,000

Maturity Date:	2027 Notes: September 27, 2027 2047 Notes: September 27, 2047

Coupon:	2027 Notes: 4.850% per annum (payable semi-annually in arrears) 2047 Notes: 5.650% per annum (payable semi-annually in arrears)

Ranking:	Unsecured

Settlement Date:	September 27, 2017 (T+6)

Format:	SEC-Registered Global (No. 333-216978)

Interest Payment Dates:	March 27 and September 27, beginning March 27, 2018

Re-offer Price:	2027 Notes: 100.000% 2047 Notes: 100.000%

Re-offer Yield:	2027 Notes: 4.850% 2047 Notes: 5.650%

Benchmark Treasury:	2027 Notes: UST 2.250% due August 15, 2027 2047 Notes: UST 3.000% due May 15, 2047

Benchmark Treasury Price:	2027 Notes: 100-01+ 2047 Notes: 103-24

Benchmark Treasury Yield:	2027 Notes: 2.245% 2047 Notes: 2.813%

Re-offer Spread over Benchmark Treasury:	2027 Notes: +260.5 bps 2047 Notes: +283.7 bps

Optional Redemption:	None

Day Count:	30/360

Listing:	Luxembourg Stock Exchange

Minimum Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	2027 Notes: 836205AW4 2047 Notes: 836205AX2

ISIN:	2027 Notes: US836205AW44 2047 Notes: US836205AX27

Governing Law:	New York

Joint Bookrunners:	Citigroup Global Markets Inc. Deutsche Bank AG, London Branch / Nedbank Ltd HSBC Bank plc

Co-Lead Manager:	Absa Bank Ltd

B&D:	HSBC Bank plc

Ratings of the Republic of South Africa:*	Baa3 (Moody’s) / BB+ (S&P) / BB+ (Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1 (800) 831-9146, Deutsche Bank AG, London Branch at +1 (800) 503-4611, HSBC Bank plc at +1 (866) 811-8049 or Nedbank Ltd at +27 (0) 11 294 4481.

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